Exhibit 99.1

ESCROW AGREEMENT

This Escrow Agreement is entered into as of May      , 2004, and is between JP Morgan Chase Bank, 270 Park Avenue, New York, New York 10017-2070 (the “Escrow Agent”), Essex & York, Inc., 40 Wall Street, 33rd Floor, New York, New York 10005 (the “Underwriter”) and Stratus Services, Inc. (“Stratus”), for the benefit of investors in Stratus’s public offering of certain securities (the “Investors”). Stratus, the Underwriter and the Investors are herein referred to as the “Interested Parties.”

WHEREAS, Stratus intends to complete a public offering of up to 10,000,000 Units, each Unit consisting of one share of Stratus common stock, par value $.01, and one warrant to purchase one share of Stratus common stock for $.95 per share (the “Offering”).

WHEREAS, the Underwriter intends to conduct the Offering on a minimum/maximum “best efforts” basis;

WHEREAS, as a condition to approval by certain state securities authorities, proceeds from the Offering must be held in escrow with a bank until such time as $1,000,000 in gross proceeds from the Offering (the “Minimum Threshold”) have been received by the Escrow Agent.

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, the parties agree as follows:

Section 1.                    Appointment of Escrow Agent.  The Escrow Agent is hereby constituted and appointed the escrow agent hereunder.

Section 2.                    Establishment of Escrow Account. Stratus shall notify the Escrow Agent of the effective date of Stratus’ Registration Statement with respect to the Offering (the “Offering Commencement Date”).  The Underwriter shall deposit all subscriptions with the Escrow Agent by noon of the next business day after receipt, and the Escrow Agent shall deposit all subscriptions received by it (“Offering Proceeds”) into a non-interest bearing account to be established by the Escrow Agent (the “Escrow Account”).  If the Offering Proceeds are invested by the Escrow Agent, they shall be invested by the Escrow Agent in accordance with Rule 15c2-4 of the Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended.

Section 3.                      Release of Escrow Funds; Information Rights. (a) At such time as the Escrow Agent has received Offering Proceeds equal to at least the Minimum Threshold, then the Escrow Agent shall promptly notify Stratus and the Underwriter, and, at the written election of Stratus and the Underwriter (signed in each case by its President or a duly authorized officer), the Escrow Agent shall release such Offering Proceeds promptly to Stratus and the Underwriter.

(b)         In the event that the Escrow Agent has not received Offering Proceeds equal to at least the Minimum Threshold by close of business on July 30, 2004, or by August 30,

2004 if Stratus and the Underwriter extend the Offering, then the Escrow Agent shall release and return the Offering Proceeds directly to the Investors without deduction for expenses (including any fees charged by the Escrow Agent).

(c)          The Interested Parties and the Escrow Agent hereby authorize the securities administrator of each of the states in which the Offering is being conducted (the “Applicable Jurisdictions”) to inspect and make copies of the books and records of the Escrow Agent relating to the Escrow Account at any reasonable time and wherever such records are maintained.

(d)         Whether funds are released to Stratus pursuant to Section 3(a) or returned to the Investors pursuant to Section 3(b), the Escrow Agent shall promptly notify the securities authorities of each of the Applicable Jurisdictions of such release or return.

Section 4.                    Obligations of the Escrow Agent. (a) Each Interested Party acknowledges that the Escrow Agent: (i) SHALL BE OBLIGATED ONLY FOR THE PERFORMANCE OF SUCH DUTIES AS ARE EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT ON ITS PART TO BE PERFORMED, EACH OF WHICH IS MINISTERIAL (AND SHALL NOT BE CONSTRUED TO BE FIDUCIARY) IN NATURE, AND NO IMPLIED DUTIES OR OBLIGATIONS OF ANY KIND SHALL BE READ INTO THIS AGREEMENT AGAINST OR ON THE PART OF THE ESCROW AGENT; (ii) shall not be obligated to take any legal or other action hereunder that might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for making inquiry as to or determining the genuineness, accuracy or validity thereof, or of the authority of the person signing or presenting the same; (iv) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel; and (v) may engage accountants or other professionals if the Escrow Agent deems the services of such professionals necessary in the discharge of the Escrow Agent’s duties hereunder; and (vi) is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Account, the Offering Proceeds or this Agreement, without determination by the Escrow Agent of such court’s jurisdiction in the matter. Documents and written materials referred to in this paragraph include, without limitation, e-mail and other electronic transmissions capable of being printed, whether or not they are in fact printed; and any such e-mail or other electronic transmission may be deemed and treated by the Escrow Agent as having been signed or presented by a person if it bears, as sender, the person’s e-mail address. If any Offering Proceeds then held in the Escrow Account are at any time attached, garnished, or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then in any such events the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it, and if the Escrow Agent complies with any such order, writ, judgment, or decree, it shall not be liable to depositor, or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(b)         The Escrow Agent shall not be liable to the other parties hereto for any of its own acts or omissions of any kind, except for its own gross negligence. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

(c)          Notwithstanding any term in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any of the Offering Proceeds (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two business days after it has received the applicable documents required under this Agreement.

(d)         Stratus agrees to compensate the Escrow Agent in accordance with the fee schedule attached as Exhibit A to this Agreement, and to reimburse the Escrow Agent on demand for all costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder.

(e)          Stratus and the Underwriter shall jointly and severally indemnify and hold harmless the Escrow Agent, its agents and employees against any cost or expenses (including attorneys’ fees and fees and costs associated with any complaint in interpleader), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to this Agreement or the administration of its duties hereunder (collectively, the “Damages”), except to the extent any Damages are caused by the Escrow Agent’s gross negligence, bad faith or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

(f)            The Escrow Agent does not have, and will at no time become entitled to, any ownership interest in the Offering Proceeds.

(g)         The Escrow Agent may resign and be discharged from its obligations hereunder by mailing written notice to Stratus and the Underwriter of such resignation specifying a date when such resignation is to take effect; provided, however, that no such resignation will take effect until a successor escrow agent, which must be a bank, has been appointed and qualified and has executed an escrow agreement substantially in the form of this Agreement.

(h)         In the event the Escrow Agent is notified of any dispute, disagreement or legal action between the parties hereto (other than the Escrow Agreement), or between any one or more parties hereto and any other person, relating to or arising in connection with the Escrow Account or performance of the Escrow Agent’s duties under this Agreement, the Escrow Agent is authorized to suspend further performance hereunder and to retain and hold the Offering

Proceeds then in the Escrow Account. The Escrow Agent may take no further action with respect thereto until the matter has been fully resolved, as evidenced by written notification signed by the parties and any other parties to such dispute, disagreement or legal action.

(i)             With regard to any litigation among the parties hereto, or if the Escrow Agent reasonably believes in its sole discretion that it may become involved in litigation, the Escrow Agent is authorized to deposit the Offering Proceeds then held in the Escrow Account with the Clerk of the New York Supreme Court, Civil Term, New York County (the “Court”) and interplead the parties to this Agreement. Upon so depositing the Offering Proceeds and filing its complaint in interpleader, the Escrow Agent will be completely discharged and released from all further liability or responsibility under the terms hereof. With respect to any deposit of the Offering Proceeds by the Escrow Agent as provided in this paragraph, the parties hereto, for themselves, their heirs, successors and assigns, do hereby submit themselves to the jurisdiction of the Court and do hereby appoint the Clerk of the Court as their agent of service of all proceeds in connection with the proceeding mentioned in this paragraph.

Section 5.                    Miscellaneous. (a) This Agreement is binding on and inures to the benefit of the parties named herein and their respective successors and permitted assigns.

(b)         This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(c)          The section headings contained in this Agreement are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement.

(d)         Any notice or other communication hereunder must be in writing and will be deemed duly given two business days after it is sent by (i) registered or certified mail, return receipt requested, postage prepaid, or (ii) a nationally recognized overnight courier to the applicable address set forth below (unless later updated) to the last known address of such party.

(e)          The laws of the State of New York, without giving effect to any provisions governing conflict of laws, govern all matters arising out of this Agreement, including without limitation any tort claims. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement, and all claims in respect of any such action or proceeding may be heard and determined in any such court. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY MATTER WHATSOEVER ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(f)            No amendment of any provision of this Agreement will be valid unless it is in writing and signed by each of the parties hereto. No waiver by any party of any default or misrepresentation under this agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default or misrepresentation hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(g)         Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(h)         The Escrow Agent is not responsible for delays or failures in performance resulting from acts beyond its control. Such acts include but are not limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(i)             This Agreement will terminate on the date on which the Offering Proceeds have been distributed (or refunded) in their entirety in accordance with the terms hereof.

(j)             Upon execution of this Agreement, each party shall provide the Escrow Agent with a fully executed W-8 or W-9 Internal Revenue Service form, which shall include their Tax Identification Number (TIN) as assigned by the Internal Revenue Service.

(k)          Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all of the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

IN WITNESS WHEREOF, the parties are executing this Agreement as of the date stated in the introductory clause.

JP MORGAN CHASE BANK

By:
Name:
Title:

ESSEX & YORK, INC.

By:
Name:
Title:

STRATUS SERVICES GROUP, INC.

By:
Name:
Title:

EXHIBIT A

$3,500 per annum without pro-ration for partial years.  Fees are payable upon execution of this agreement.

Call-Back

Schedule

Telephone Number(s) for Call-backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If to Stratus:

TIN#: 223499261

Address:	500 Craig Road, Suite 201
Manalapan, New Jersey 07726

Wire Instructions:

Name:		Telephone Number:
1.	Michael A. Maltzman	(732) 866-0300
2.
3.

If to The Underwriter:

TIN#:

Address:

Wire Instructions:

Name:	Telephone Number:
1.
2.
3.